Exhibit 18.1

Letter from BDO Seidman, LLP regarding change in accounting principle

April 11, 2006

Board of Directors

dELiA*s, Inc.

435 Hudson Street

New York, NY 10014

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the accompanying consolidated balance sheets of dELiA*s, Inc. and subsidiaries (the “Company”) as of January 28, 2006 and January 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 28, 2006 and issued our report thereon dated April 11, 2006. As stated in Note 2 to those financial statements, the Company changed its method of accounting for certain indirect buying, warehousing and distribution costs. The Company had previously considered these costs to be period costs and expensed them as incurred. Beginning in the fiscal year ending January 28, 2006, these costs are considered to be inventory costs. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in the Form 10-K is an alternative accounting principle that is preferable under the circumstances. It should be understood that the preferability of one acceptable method of accounting over another for inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur that the change in method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ BDO Seidman, LLP
New York, New York